Exhibit 107

Calculation of Filing Fee Table
FORM S-8
(Form Type)
DELCATH SYSTEMS, INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.01 per share	457(a)	2,000,000	$7.99	$15,980,000	0.0001476	$2,358.65

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of our outstanding Common Stock.

(2)	The proposed maximum offering price per share is based on the average of the high and low price of the Registrant’s Common Stock on June 21, 2024 (rounded up to the nearest cent) as reported on The Nasdaq Capital Market, used solely for the purpose of calculating the registration fee in accordance with paragraphs (c) and (h)(1) of Rule 457 under the Securities Act of 1933, as amended.